Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-189971 and 333-143804 on Form F-3 and Nos. 333-144240 and 333-207168 on Form S-8 of our reports dated April 22, 2016, relating to the consolidated financial statements of StealthGas Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2015.

/s/ Deloitte Hadjipavlou Sofianos & Cambanis S.A.

Athens, Greece

April 22, 2016